CNET Networks Reports Third Quarter 2004 Financial Results

Company Posts Total Revenues of $70.5 Million; Interactive Revenue up 33%; EPS of $0.01

SAN FRANCISCO, October 14, 2004 — CNET Networks, Inc. (Nasdaq: CNET) today reported results for the third quarter ended September 30, 2004. The company’s third quarter results include the financial results for Webshots as of the closing date of this acquisition on August 2, 2004. CNET Networks reported that revenues for the third quarter ended September 30, 2004 totaled $70.5 million, a 22 percent increase compared to revenues of $57.7 million for the same period of 2003. Webshots contributed approximately $2.0 million to total revenue during the quarter. Net income for the third quarter of 2004 was $1.1 million, or $0.01 per share, compared to a net loss of $5.8 million, or loss of $0.04 per share, for the same period last year.

The company’s third quarter operating income equaled $1.8 million versus an operating loss of $4.5 million during the same period in 2003. CNET Networks’ operating income before depreciation and amortization was $7.1 million, compared to $1.0 million during the third quarter of 2003. Webshots contributed approximately $700,000 to operating income before depreciation and amortization during the third quarter of 2004. A table that reconciles operating income (loss) before depreciation and amortization to the operating income (loss) found on CNET Networks’ statement of operations can be found on the “Operating Income (Loss) Reconciliation” page that accompanies this press release.

Revenues for the nine months ended September 30, 2004 totaled $201.9 million, versus revenues of $172.7 million for the same period of 2003. The company’s operating loss for this period was $4.1 million, versus an operating loss of $28.9 million for the same period in 2003. Operating income before depreciation and amortization for the first nine months of 2004 was $14.9 million, versus a loss of $10.4 million for the same period last year. Results for the first nine months of 2003 included $9.8 million of realignment costs. Net income for the first nine months of 2004 was $2.5 million, or $0.02 per share, compared to a net loss of $33.2 million, or $0.24 per share, for the same period last year. Approximately $0.04 of net income per share for the first nine months of 2004 is attributable to a net gain from unusual items, as further explained on the financial attachments that accompany this press release.

“CNET Networks’ solid revenue growth and profit margin expansion during the third quarter was fueled by growth in marketing services revenue as well as our continued ability to turn top-line growth into profits,” said Shelby Bonnie, chairman and CEO of CNET Networks. “These results once again illustrate the leverage in our model and prove that we are well positioned to capture long-term, sustainable growth.”

“We are focused on expanding our existing franchise and strengthening our core offerings with new content and features; and as a result are seeing strong user and traffic trends as well as expanded customer relationships. The acquisitions of ZOL and Fengniao in China, completion of the Webshots acquisition, as well as the re-launch of CNET.com, are key examples of this ongoing expansion strategy.”

The company also announced that Doug Woodrum, Chief Financial Officer, has decided to transition out of the role of CFO, a position that he has held for almost seven years, into a new role within the company. Mr. Woodrum intends to remain in the CFO role through first quarter of 2005 while the company engages in a search for a successor.

“We have been very fotunate to have Doug in the role of CFO for these past seven years. His strong leadership has been instrumental in helping the company overcome challenges in the industry to emerge on a path to growth,”, said Bonnie. “He is a valued member of our senior management team and we are pleased that he will continue to contribute as a leader within this organization.”

Business Review

·	CNET Networks’ global network of Internet properties reached an average of 88.7 million unique users on a monthly basis during the third quarter of 2004[1], an increase of 35 percent from the third quarter of 2003. Average daily page views increased to 61.8 million during the third quarter, up 52 percent from the year-ago quarter. Excluding Webshots, CNET Networks reported monthly unique users of 80.5 million and average daily page views of 45.5 million during the third quarter of 2004.

·	CNET Networks, Inc. today announced that it has entered into a definitive agreement to acquire the assets of ZOL and Fengniao, which operate the zol.com.cn and fengniao.com Web sites, respectively, in cooperation with Chinese subsidiaries and affiliates. The transactions total $16 million in cash payments to be paid over the next two quarters and are effective immediately. ZOL is one of the leading providers of personal technology-related content and shopping services in Northern China. Fengniao is one of the country’s leading digital photography sites, with reviews on over 1,000 digital cameras, as well as an image database, category-specific content, interviews, and forums. The properties bring a combined daily reach of over 1 million users generating over 7 million page views each day[2]. CNET Networks has a large, established presence in China with online and offline brands and services it has been building there for over ten years. These acquisitions expand CNET Networks’ online presence in China, securing a leadership position in the personal technology category ahead of the wave of expected Internet usage and online advertising growth.

·	Last month, CNET.com, the trusted resource for people interested in enhancing their lives with personal technology, launched a new home page and a range of streaming video-based how-to content features. Building on its comprehensive foundation of unbiased product reviews that help people make smart buying decisions, CNET expanded its focus to help consumers unlock the potential of their new products and get the most out of personal technology. The how-to video library builds on CNET’s “First Look from the Labs” videos series, in which editors showcase the “look and feel” aspects of products that are hard to describe in written reviews, saving viewers a trip to the store. Already, hundreds of product reviews and how-to videos are featured on CNET, and the collection will continue to grow, with more than 100 new videos added each month.

·	In August, CNET Networks announced the completion of its acquisition of privately-held Twofold Photos, Inc., and its Webshots Web site (www.webshots.com), for $60 million in cash paid upon closing and $10 million of deferred consideration payable in three years. Webshots is a leading Web site in the photography category and has the largest publicly available collection of photo content. Since integration, Webshots has continued to scale and reach important milestones, recently celebrating its 100 millionth photo upload, including submissions into both its publicly and privately shared libraries.

·	Once again, CNET News.com brought home awards, building on the dozens it has won during the past two years from prestigious journalism societies and associations. Most recently, CNET News.com won two awards from The Society of Professional Journalists for its breaking news and reporting, as well as the Web Marketing Association’s “Best News Site” award.

Financing Update

CNET Networks’ balance sheet included cash and marketable debt securities of approximately $93.6 million on September 30, 2004, which includes restricted cash of $19.8 million. CNET Networks today announced that it has signed a $30 million, 2-year revolving credit facility led by the Bank of America. The company also announced that it intends to file a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission covering the issuance of up to $300 million in securities. The shelf registration enables the company to take advantage of favorable market conditions and opportunistically access the capital markets. Both the credit facility and shelf offering further strengthen the company’s liquidity position and provide financial flexibility to fund growth and further expansion opportunities.

Business Outlook

For the fourth quarter of 2004, management anticipates total revenues of $86.0 million to $89.0 million.  Interactive revenues are expected to be in the range of $77.0 million to $79.5 million, and publishing revenues are expected to be between $9.0 million and $9.5 million. Management estimates operating income between $12.0 million and $14.0 million during the fourth quarter, and operating income before depreciation and amortization of between $18.0 million and $20.0 million for the quarter.

The company has narrowed its full year 2004 estimates and expects total revenue in the range of $288.0 million to $291.0 million.  Interactive revenues are expected to be in the range of $253.0 million to $255.5 million, and publishing revenues are expected to be between $35.0 million and $35.5 million.  Management estimates that 2004 operating income will be in the range of $8.0 million to $10.0 million, and operating income before depreciation and amortization will be between $33.0 million and $35.0 million in 2004.

Management is also providing preliminary guidance for 2005, estimating full-year total revenues will be in the range of $340.0 million and $355.0 million. Interactive revenues are expected to be in the range of $305.0 million to $318.0 million, and publishing revenues are expected to be between $35.0 million and $37.0 million. Operating income before depreciation and amortization will be between $62.0 million and $69.0 million. Full-year 2005 guidance does not reflect any stock option related expenses.

More detailed guidance, as well as a table that reconciles operating income (loss) before depreciation and amortization guidance to operating income (loss) guidance can be found on the “Guidance to the Investment Community” sheet that accompanies this press release.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its third quarter financial, business outlook, and recent initiatives in China beginning at 5:00 pm ET (2:00 pm PT), today, October 14, 2004. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available through October 28, 2004 via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 1248067. The company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements under the section entitled “Business Outlook” and statements regarding the company’s growth prospects and new products, as well as other statements throughout the release that are identified by the words “expect,” “estimate,” “target,” “believe,” “anticipate,” “intend” and similar expressions. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties include: a lack of growth or a decrease in marketing spending on the Internet or on CNET Networks’ properties in particular, which could be prompted by a lack of confidence or familiarity with the Internet as an advertising medium, weakness in corporate or consumer spending, competition from other media outlets or other factors; the failure of existing advertisers to meet or renew their advertising commitments; the loss of marketing revenue and users to CNET’s competitors, especially in the highly competitive fields of comparative shopping, personal technology and games and entertainment; a decline in revenues from our print publications as more marketing spending shifts from print to the Internet; the acquisition of businesses or the launch of new lines of business, which could decrease the company’s cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2003 and subsequent Forms 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. (www.cnetnetworks.com) is a premier global interactive content company that informs, entertains, and connects large, engaged audiences around topics of high information need or personal passion. The company focuses on three categories—personal technology, games and entertainment, and business technology—and includes such leading brands as CNET, ZDNet, TechRepublic, MP3.com, GameSpot, CNET Download.com, CNET News.com, Webshots, Computer Shopper magazine, and CNET Channel. With a strong presence in the US, Asia and Europe, CNET Networks has operations in 12 countries.

Investor Relations Contact: Cammeron McLaughlin (415) 344-2844 cammeron.mclaughlin@cnet.com	Media Contact: Martha Papalia (617) 225-3340 martha.papalia@cnet.com

1   CNET Networks July-September 2004 (internal log data)
2   Internal log data.

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues
Interactive	$61,351	$46,129	$176,099	$135,042
Publishing	9,108	11,615	25,845	37,691

Total revenues	70,459	57,744	201,944	172,733

Operating expenses:
Cost of revenues	36,617	33,208	105,167	103,488
Sales and marketing	17,954	16,191	54,080	51,273
General and administrative	8,803	7,320	27,732	28,385
Depreciation	3,695	3,836	14,941	13,303
Amortization of intangible assets	1,578	1,715	4,134	5,217

Total operating expenses	68,647	62,270	206,054	201,666

Operating income (loss)	1,812	(4,526)	(4,110)	(28,933)

Non-operating income (expense):
Realized gains on investments, net	--	--	11,338	--
Interest income	353	576	1,376	1,812
Interest expense	(709)	(1,727)	(5,418)	(5,274)
Other	(270)	(222)	(356)	(488)

Total non-operating income (expense)	(626)	(1,373)	6,940	(3,950)

Income (loss) before income taxes	1,186	(5,899)	2,830	(32,883)
Income tax expense (benefit)	125	(61)	372	356

Net income (loss)	$1,061	$(5,838)	$2,458	$(33,239)

Basic net income (loss) per share	$0.01	$(0.04)	$0.02	$(0.24)

Diluted net income (loss) per share	$0.01	$(0.04)	$0.02	$(0.24)

Shares used in calculating basic net income (loss) per share	143,410,759	140,529,839	143,060,255	139,737,338
Shares used in calculating diluted net income (loss) per share	149,772,652	140,529,839	150,132,791	139,737,338

Note: Beginning in 2004, CNET Networks, Inc. will refer to its previously reported “Internet” revenues as “Interactive” revenues.

CNET NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share data)

	September 30, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$29,118	$65,913
Investments in marketable debt securities	19,114	12,556
Accounts receivable, net	50,976	54,387
Other current assets	14,585	8,823

Total current assets	113,793	141,679

Restricted cash	19,774	19,159
Investments in marketable debt securities	25,552	38,711
Property and equipment, net	49,831	56,384
Other assets	22,738	23,092
Intangible assets, net	30,395	11,263
Goodwill	120,203	61,555

Total assets	$382,286	$351,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,526	$8,767
Accrued liabilities	57,207	53,151
Current portion of long-term debt	3,710	99

Total current liabilities	67,443	62,017

Non-current liabilities:
Long-term debt	125,614	118,029
Other liabilities	10,203	1,835

Total liabilities	203,260	181,881

Stockholders' equity:
Common stock; $0.0001 par value; 400,000,000 shares
authorized; 143,520,451 outstanding at
September 30, 2004 and 139,251,879 outstanding
at December 31, 2002	14	14
Notes receivable from stockholders	--	(137)
Additional paid-in-capital	2,715,041	2,709,178
Accumulated other comprehensive income	(13,468)	(14,074)
Treasury stock, at cost	(30,428)	(30,428)
Accumulated deficit	(2,492,133)	(2,494,591)

Total stockholders' equity	179,026	169,962

Total liabilities and stockholders' equity	$382,286	$351,843

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net Income (Loss)	$2,458	$(33,239)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	19,075	18,520
Asset disposals	279	(242)
Noncash interest	1,533	622
Noncash stock compensation	--	53
Allowance for doubtful accounts	2,798	2,021
(Gain) loss on sale of marketable securities and privately
held investments	(11,338)	(10)
Changes in operating assets and liabilities,
net of acquisitions
Accounts receivable	1,997	12,940
Other assets	(410)	2,729
Accounts payable	(2,251)	247
Accrued liabilities	(2,779)	(9,931)
Other long-term liabilities	(1,632)	(936)

Net cash provided by (used in) operating activities	9,730	(7,226)

Cash flows from investing activities:
Purchase of marketable debt securities	(32,969)	(41,573)
Proceeds from sale of marketable debt securities	39,964	68,837
Proceeds from sale of investments in privately held companies	13,240	--
Investments in privately held companies	(982)	--
Net cash paid for acquisitions	(64,821)	(2,018)
Proceeds from asset sales	--	342
Capital expenditures	(10,635)	(7,791)

Net cash provided by (used in) investing activities	(56,203)	17,797

Cash flows from financing activities:
Payments received on stockholders' notes	137	130
Net proceeds from issuance of convertible notes	120,800	--
Net proceeds from employee stock purchase plan	722	456
Net proceeds from exercise of options	4,647	6,304
Principal payments on borrowings	(113,975)	(417)

Net cash provided by financing activities	12,331	6,473

Net increase in cash and cash equivalents	(34,142)	17,044
Effect of exchange rate changes on cash and cash equivalents	(2,653)	847
Cash and cash equivalents at the beginning of the period	65,913	47,199

Cash and cash equivalents at the end of the period	$29,118	$65,090

CNET NETWORKS, INC.
BUSINESS SEGMENTS SUMMARY
(UNAUDITED)
(in thousands)

CNET’s primary areas of measurement and decision-making include two principal business segments. CNET has determined that its business segments are U.S.Media and International Media. U.S. Media consists of an online network focused on three content categories: personal technology, games and entertainment, and business technology. Beginning in 2004, U.S. Media also includes Channel Services, a product database licensing business and an online technology marketplace for resellers, distributors and manufacturers. Previously, Channel Services was presented as a separate segment; however, as we continued to see a convergence of customer relationships between U.S. Media and the Channel Services product offerings, we determined that combining the reporting results of Channel Services within U.S. Media more accurately reflects the decision-making processes, internal reporting and resource allocation within these businesses. International Media includes the delivery of online technology information and several technology print publications in non U.S. markets. Management believes that segment operating income (loss) before depreciation and amortization and realignment expenses is an appropriate measure of evaluating the operating performance of the company’s segments. However, segment operating income (loss) before depreciation and amortization and realignment expenses should not be considered a substitute for operating income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles.

	Three months ended September 30, 2004
	U.S. Media	International Media	Other (1)	Total
Revenues	$57,278	$13,181	$--	$70,459
Operating expenses	49,536	13,838	5,273	68,647

Operating income (loss)	$7,742	$(657)	$(5,273)	$1,812

	Three months ended September 30, 2003
	U.S. Media	International Media	Other (1)	Total
Revenues	$48,447	$9,297	$--	$57,744
Operating expenses	46,323	10,396	5,551	62,270

Operating income (loss)	$2,124	$(1,099)	$(5,551)	$(4,526)

	Nine months ended September 30, 2004
	U.S. Media	International Media	Other (2)	Total
Revenues	$164,406	$37,538	$--	$201,944
Operating expenses	145,556	41,423	19,075	206,054

Operating income (loss)	$18,850	$(3,885)	$(19,075)	$(4,110)

	Nine months ended September 30, 2003
	U.S. Media	International Media	Other (2)	Total
Revenues	$147,635	$25,098	$--	$172,733
Operating expenses	143,130	30,251	28,285	201,666

Operating income (loss)	$4,505	$(5,153)	$(28,285)	$(28,933)

(1)     For the three months ended September 30, 2004, other represents operating expenses related to depreciation of $3,695 and amortization of $1,578. For the three months ended September 30, 2003, other represents depreciation of $3,836, and amortization of $1,715.

(2)     For the nine months ended September 30, 2004, other represents operating expenses related to depreciation of $14,941 and amortization of $4,134. For the nine months ended September 30, 2003, other represents operating expenses related to realignment of $9,765, depreciation of $13,303, and amortization of $5,217.

CNET NETWORKS, INC.
GUIDANCE TO THE INVESTMENT COMMUNITY
(UNAUDITED)

$ in millions, except per share	Q3-04 Actual	Q4-04 estimate Low - High	FY 2004 estimate Low - High	FY 2005 estimate Low - High

Interactive Revenues	$61.4	$77.0 - $79.5	$253.0 - $255.5	$305.0 - $318.0
Publishing Revenues	$9.1	$9.0 - $9.5	$35.0 - $35.5	$35.0 - $37.0
Total Revenues	$70.5	$86.0 - $89.0	$288.0 - $291.0	$340.0 - $355.0

Operating income before depreciation & amortization	$7.1	$18.0 - $20.0	$33.0 - $35.0	$62.0 - $69.0

Depreciation expense	($3.7)	($4.3)	($19.3)	($19.5)

Amortization expense	($1.6)	($2.2)	($6.2)	($10.5)

Operating income	$1.8	$11.5 - $13.5	$7.5 - $9.5	$32.0 - $39.0

Interest expense, net	($0.4)	($0.4)	($4.4)	($1.7)

Other income (expense)	($0.3)	($0.2)	$10.8	($0.5)

Tax expense	($0.1)	($0.1)	($0.5)	($1.8)

Earnings per share	$0.01	$0.07 - $0.09	$0.09 - $ 0.10	$0.18 - $ 0.22

Note: Other Income guidance for FY 2004 includes $11.3 million of income from the gain on sale of investments.
FY 2005 guidance does not reflect any stock option related expenses.
FY 2005 earnings per share guidance is based on a share count of approximately 160 million shares, of which 8.3 million shares are attributable to the impact of EITF 04-8.

Safe Harbor Statement:

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include statements under the section entitled "Business Outlook" and statements regarding the company’s growth propspects and new products,  as well as other statements throughout the release that are identified by the words “expect,” “estimate,” “target,” “believe,” “anticipate,” “intend” and similar expressions. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties include: a lack of growth or a decrease in marketing spending on the Internet or on CNET Networks’ properties in particular, which could be prompted by a lack of confidence or familiarity with the Internet as an advertising medium, weakness in corporate or consumer spending, competition from other media outlets or other factors; the failure of existing advertisers to meet or renew their advertising commitments; the loss of marketing revenue and users to CNET’s competitors, especially in the highly competitive fields of comparative shoppping, personal technology and games and entertainment; a decline in revenues from our print publications as more marketing spending shifts from print to the Internet; the acquisition of businesses or the launch of new lines of business, which could decrease the company’s cash position, increase operating expense and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2003 and subsequent Forms 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

CNET NETWORKS, INC.
QUARTERLY STATISTICAL HIGHLIGHTS
(UNAUDITED)

	Q3-04	Q2-04	Q1-04	Q4-03	Q3-03
Total Quarterly Revenue ($mm)	$70.5	$68.1	$63.4	$73.5	$57.7

Revenue Distribution (%) (a)
Marketing Services	75%	77%	76%	74%	68%
Licensing, Fees & User	12%	10%	12%	10%	12%
Publishing	13%	13%	12%	16%	20%

Advertiser Metrics
Top 100 US Advertisers' Renewal Rate (Q-to-Q)	95%	98%	89%	96%	94%
Top 100 US Advertisers' % of Network Revenue	57%	56%	58%	60%	58%

Select Business Metrics (b)
Network Unique Users (mm)	88.7	74.2	76.5	66.3	65.5
Network Average Daily Page Views (mm)	61.8	41.8	44.2	43.9	40.7
Total Paid Leads (mm)	45.5	44.8	46.1	49.0	38.3

Balance Sheet Highlights ($mm)
Cash	$29.1	$62.6	$77.9	$65.9	$65.1
Marketable Debt Securities	44.7	71.1	51.6	51.2	53.3
Restricted Cash	19.8	19.8	19.7	19.2	19.2

Total Cash & Equivalents	$93.6	$153.5	$149.2	$136.3	$137.6

Total Debt	$129.3	$129.4	$118.1	$118.1	$117.9

Days Sales Outstanding (DSO)	65	65	66	67	64

(a) Revenue distribution definitions are as follows:
Marketing Services - sales of advertisements on our Internet network through impression-based and activity-based advertising.
Licensing, Fees & User - licensing our product database, online content, subscriptions to online services, and other paid services.
Publishing - sales of advertisements in our print publications, subscriptions and newsstand sales of publications, and custom publishing services.

(b) Total Paid Leads include leads from shopping services, downloads, search, and white papers.
Excluding Webshots, monthly unique users increased to 80.5 million and average daily page views increased to 45.5 million.

CNET NETWORKS, INC.
OPERATING INCOME (LOSS) RECONCILIATION
(UNAUDITED)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating income (loss)	$1,812	$(4,526)	$(4,110)	$(28,933)
Depreciation	3,695	3,836	14,941	13,303
Amortization of intangible assets	1,578	1,715	4,134	5,217

Operating income (loss) before depreciation
and amortization	$7,085	$1,025	$14,965	$(10,413)

The company believes that “operating income (loss) before depreciation and amortization” is useful to management and investors in evaluating the current operating performance of the company, since depreciation and amortization include the impact of past transactions and costs that are not necessarily directly related to the current underlying capital requirements or performance of the business operations. Management refers to “operating income before depreciation and amortization” to compare historical operating results, in making operating decisions and for planning and compensation purposes. A limitation associated with this measure is that it does not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue. Management evaluates the costs of these assets through other financial measures such as capital expenditures. “Operating income before depreciation and amortization” should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.

Explanation of Net Gain from Unusual Items

In the nine months ended September 30, 2004, approximately $0.04 of net income per share can be attributed to the effect of several unusual items. The company recognized $11.3 million of gains, net of impairments, on the sale of investments. The company recorded $3.5 million of accelerated depreciation and a related $1.7 million foreign currency gain associated with the evaluatation of the carrying value of its office buildings and other fixed assets in Switzerland upon integration of those operations into US Media. In conjunction with the retirement of the company's 5% Convertible Subordinated Notes, the company recorded a $1.6 million prepayment penalty and additional interest expense of $1.4 million.  The foreign currency gain and prepayment penalty are included in the "Other" line of the income statement. The company believes that this information is useful to investors because these items are infrequent in nature and may affect the comparability of the current nine-month results to other nine-month results.